UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K/A-3
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 17, 2017 (February 17, 2017)

THE GO ECO GROUP
(formerly, Liberated Energy, Inc.)
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-55177
(Commission File No.)

15 Elvis Boulevard
Chester, New York   10918
(Address of principal executive offices and Zip Code)

(845) 610-3817
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In previous Form 8-Ks and amendments thereto filed with the SEC on September 21, 2016, October 17, 2016, and November 17, 2016, we announced the following:

1.
On September 14, 2016, we entered into a Stock Exchange Agreement (the "Agreement") with Ron Knori ("Knori") the owner of EcoCab Portland, LLC, an Oregon Limited Liability Company ("EcoCab"); EcoCab; and, Brian Conway ("Conway"), wherein we agreed to acquire from Knori 100% of the ownership interest of EcoCab in consideration of issuing Knori 25,553,000 restricted shares of our common stock. Further, as set forth in the Agreement and as further consideration for the acquisition of EcoCab, Conway, our president, agreed to transfer to Knori, 10,000,000 shares of our Series A Preferred Stock which Conway owns and which constitute all of the issued and outstanding shares of our Series A Preferred Stock. Thereafter, EcoCab will be our wholly owned subsidiary corporation. Knori and others selected by Knori will replace Conway and others as directors and officers. Conway will continue to own 11% of our total outstanding shares and his interest will be non-dilutive under certain circumstances. The Agreement is subject to the condition that all of our liabilities will be paid and we shall have executed an agreement with third parties for the ingestion of $200,000. Closing must take place on or before October 31, 2016.

2.
On October 11, 2016, we executed an Amended and Restated Stock Exchange Agreement (the "Amended Agreement") which revised the Agreement by reducing the number of shares to be received by Knori from 25,533,000 to the following: (1) at the first closing, we will issue Knori a number of shares equal to 20% of our total outstanding shares of common stock; (2) if certain conditions are met, at a second closing, we will issue Knori shares which will vest Knori with 30% of our total outstanding shares of common stock; and, (3) if certain conditions are met, we will, at a third closing issue Knori additional shares of common stock to be agreed upon by the parties. If we cannot agree upon the number of shares to be issued, the matter will be submitted to binding arbitration. Also, subject to the satisfaction of certain terms and conditions, we will issue Knori a number of shares of preferred stock. The Amended Agreement is subject to the ingestion of $400,000.

3.	Also, on October 11, 2016, we executed Addendum #1 to the Amended Agreement ("Addendum") wherein Knori agreed to assume liability for all liabilities not identified on Exhibit A and B to the Addendum.

4.
On November 1, 2016, Ron Knori assigned, transferred and conveyed to us all of the membership interests of EcoCab Portland, LLC, an Oregon Limited Liability Company ("EcoCab"). EcoCab is now a wholly owned subsidiary of Liberated Energy, Inc. Concurrently therewith we issued Mr. Knori was issued 360,000 restricted shares of our common stock as partial performance of the terms and conditions of the Amended Agreement and Addendum aforesaid.

5.
On September 7, 2016, we issued a promissory note to Carebourn Capital, L.P. in consideration of a loan to us in the amount of $197,363.70 for the payment of certain outstanding liabilities. The foregoing promissory note contains provisions that allow Carebourn to convert the debt into shares or our common stock.

6.
On September 16, 2016, we issued a promissory note to Carebourn Capital, L.P. in consideration of a loan to us in the amount of $25,000.00 for the payment of certain outstanding liabilities. The foregoing promissory note contains provisions that allow Carebourn to convert the debt into shares or our common stock.

The transactions as described in the foregoing Form 8-Ks and amendments thereto have not been completed as of the date of this report for the reason that Knori has failed to perform certain acts which he contracted to do, has failed to complete the terms of the agreements, and certain statements made by Knori in the agreements aforesaid have been found to be materially false.

We are endeavoring to resolve these issues with Knori, however there is no assurance that the matters will be resolved and as a result thereof we may terminate the foregoing agreements with Knori and sue him for actual and punitive damages as provided for by law.

ITEM 8.01       OTHER EVENTS.

It has come to our attention that Ronald Knori ("Knori") the person described in Item 1 above continues to represent to the world that he is an agent for Go Eco Group, formerly Liberated Energy, Inc. and Eco Cab Portland, LLC and has authority to speak for and bind the aforesaid entities. This is to serve as notice to the world, that Ron Knori is not an agent for Go Eco Group, formerly Liberated Energy, Inc. or Eco Cab Portland, LLC. and he does not have any authority to contract for, speak for or bind Go Eco Group, formerly Liberated Energy, Inc. or Eco Cab Portland, LLC. Anyone who relies on Knori's statements relative to Go Eco Group, formerly Liberated Energy, Inc. or Eco Cab Portland, LLC. does so at his own risk and Go Eco Group, formerly Liberated Energy, Inc. or Eco Cab Portland, LLC will not be bound by Knori's statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 17th day of February, 2017.

THE GO ECO GROUP

BY:	BRIAN CONWAY
Brian Conway President, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors